SECURITIES AND EXCHANGE COMMISSION
		  Washington, D.C. 20549


			Form 6-K


    REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16
       OR 15D-16 OF THE SECURITIES EXCHANGE ACT OF 1934


              For the month of August 13, 2004
                      Durango Corporation
          (f/k/a Grupo Industrial Durango, S.A. de C.V.)
-------------------------------------------------------------------
         (Translation of registrant's name into English)


Torre Corporativa Durango, Potasio 150, Cuidad Industrial,
                  Durango, Durango, Mexico
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           (Address of principal executive offices)



Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F. Form 20-F [x] Form 40-F


Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act
of 1934.  Yes    No [x]


If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-_____________.




SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized. CORPORACION DURANGO, S.A. DE C.V.



Date:  August 13, 2004		    By  /s/ Mayela Rincon de Velasco
Durango, Mexico				--------------------------------
       					Name:  Mayela Rincon de Velasco
   					Title: Chief Financial Officer






                           CORPORACION DURANGO
                    TERM SHEET FOR DEBT RESTRUCTURING

The terms discussed in this proposed term sheet (this "Term Sheet") are part of a potential comprehensive compromise, each element of which is consideration of the other elements and an integral aspect of a proposed restructuring (the "Restructuring") of indebtedness of CorporaciOn Durango,S.A. de C.V. (the "Company"). Except as provided in the Plan Support Agreement to which this Term Sheet is attached as Exhibit A, this Term Sheet does not constitute an offer or a legally binding obligation of the Company, the Supporting Banks or the Ad Hoc Noteholders
Committee or any other party in interest.   This Term Sheet is proffered
in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Fed. R. Evid. 408 and/or any other applicable rule of evidence, including all bankruptcy, state, and Mexican law equivalents. Capitalized terms not defined herein shall have the meanings set forth on Schedule I.

I. Overview    	Generally, as part of the Restructuring, all of the
               	terms and conditions contained in the Secured Debt shall continue in their present form, except that payments on Secured Debt at specific corporate entities shall be limited to the cash flow of such entities as further described below.

	       	All Unsecured Debt shall be restructured for 85% of existing principal as further described below such that the aggregate principal amount of Tranche A and Tranche
               	B shall equal .850 multiplied by the principal amount of Unsecured Debt. Cash debt service relief shall also be provided in the form of deferred amortization to maturity and the creation of two tranches of new debt (collectively, the "Restructured Debt" and the documentation evidencing the same, the "New Debt Documents") to be issued by the Company as follows: (a) an amortizing tranche having a cash pay floating interest rate ("Tranche A" consisting of the "A Loans"), which will be issued to the holders of Unsecured Bank Debt and (b) a bullet-maturity tranche having a cash pay fixed interest rate ("Tranche B" consisting of the "B Notes"), which will be issued to the holders of Unsecured Bond Debt. Existing intercompany debt of the Company will be exchanged for new unsecured intercompany notes that will mature after the Restructured Debt.Under certain circumstances, excess cash from operations, asset sales, and other sources of the Note Guarantor Group shall be applied in certain amounts to reduce amounts due under the New
               	Debt Documents.

	       	The Restructured Debt shall be issued by the Company and shall be jointly and severally guaranteed by each company in the Note Guarantor Group and the Additional Guarantors. The Restructured Debt shall be secured ratably (such collateral security, collectively, the "Collateral") by
               	(i) all current and future real estate and other fixed assets of the Company and the Note Guarantor Group, (ii) a pledge of all current and future capital stock of Pipsamex and McKinley and (iii) the DSRA.

	       	The Company shall implement the Restructuring through the prosecution and confirmation of a plan of reorganization (the "Plan") under the Mexican Business Reorganization Act in the Concurso Proceeding.


II.            	Tranche A

Issuer:        	Company

Guarantors:    	Each member of the Note Guarantor Group and the Additional
               	Guarantors shall deliver a joint and several guaranty of the A Loans which shall provide for payment of all amounts when due directly to the Paying Agent without any demand being made by the holders.

Paying Agent:  	The Bank of New York or such other institution named by
               	the Note Guarantor Group and satisfactory to the Steering
               	Group, the Supporting Banks and the Company, which is not an affiliate of the Company.Payments on the A Loans shall be made from the Note Guarantor Group directly to the Paying Agent. The Note Guarantor Group shall determine among themselves the relative allocation of such payments from time to time.

Security:      	A ratable interest in the Collateral.

Principal      	An amount for each holder of Unsecured Bank Debt equal
Amount:        	to 85% of the outstanding principal amount of such
               	holder's Unsecured Bank Debt, for a total of approximately
               	$116,110,767.

Interest:      	LIBOR plus 2.75% per annum, payable quarterly.

Maturity Date: 	December 31, 2012.

Amortization: 	Quarterly amortizations based on the following grid:


                    Year     Percentage of original principal
                               amount of A Loans amortized
		    2005		  5.0%
		    2006		  12.0%
		    2007		  12.0%
                    2008		  12.0%
                    2009		  12.0%
                    2010		  13.0%
                    2011		  20.0%
                    2012		  14.0%
                    Total		  100.0%


Mandatory  	As more fully set forth in Section IV below.
Prepayment:

Optional Redemption:  No optional redemption available until December
                      31, 2005. Thereafter available without premium or penalty (provided that if made other than on the last day on an interest period Company shall pay any LIBOR breakage costs in respect thereof), subject to (a) three business days advance notice and (b) equal and ratable redemption of Tranche
                      B Notes.

Affirmative Covenants:	See Schedule III.

Negative Covenants:	See Schedule III.

Financial Covenants:	See Schedule III.


Representations and    Shall be drafted in a manner usual and customary
Warranties:            for a private bank deal,as to: financial
                       statements; absence of undisclosed liabilities;
                       no material adverse change; corporate existence;
                       compliance with law; corporate power and authority; enforceability of credit documentation;
                       no conflict with law, material contractual obligations or organizational documents; no material litigation; ownership of property free and clear of liens, other than permitted liens;
                       intellectual property; taxes; margin stock regulations; Investment Company Act; subsidiaries;
                       environmental matters;labor matters; accuracy of disclosure; creation and perfection of security interests; and any other representation and warranty reasonably requested by the Unsecured
                       Creditors.

Events of Default:     Shall be drafted in a manner usual and customary
                       for a private bank deal, including nonpayment of principal when due (no grace period); nonpayment of interest, fees or other amounts (30 day grace period); material inaccuracy of representations and warranties; violation of covenants (subject to grace periods to be agreed); cross-default
                       (see below); bankruptcy events; one or more judgments aggregating more than $15,000,000 (to the extent not covered by insurance), excluding judgments (other than Qualified Judgments) in respect of Referenced Claims, shall at any time be in existence and remain unpaid for more than five Business Days; and actual or asserted invalidity of any guarantee, security document, or security interest.The cross-default provision shall include:

	               (a) payment Event of Default under the B Notes;

	               (b) any other Event of Default under the B Notes
                           which has not been remedied or waived within 90 days from the date an officer provided (or is required to provide) notice thereof to the trustee; provided that if any waiver of such Event of Default is granted by the holders of the B Notes prior to any remedial action being taken by holders of the A Loans (unless such remedial action is an acceleration which has been rescinded), the cross-default in respect thereof shall be automatically waived; and

                       (c) acceleration of any indebtedness of the
                           Company or the Note Guarantor Group in
                           aggregate outstanding principal amount in excess of $15 million. Acceleration shall occur upon a vote of at least two holders of A Loans which hold in the aggregate at least 51% in principal amount of the A Loans outstanding (or automatically upon a bankruptcy Event of Default).

Equal and Ratable     If at any time after the Closing Date the holders
Enhancement:	      of the B Notes receive,in exchange for waivers
                      or amendments granted with respect to the B
                      Notes,any
				(a) additional liens securing the B
                                    Notes,

                                (b) additional guarantees of the B
                                    Notes or

                                (c) fees, then,in any such case,the
                                    holders of the A Loans shall be
                                    entitled to receive the same,on
                                    an equal and ratable basis, based
                                    on then outstanding principal
                                    amounts.

Administrative Agent:  The Bank of New York or such other institution as is mutually acceptable to the Company and the Supporting Banks.

Subtranches:	None

Transfer Restrictions: Holders and transferees must be either (i) a
                       Mexican bank or (ii) registered with the Ministry of Finance (Secretaria de Hacienda y Credito Publico) in Mexico; other transfer restrictions similar to a private bank transaction.

III.	      Tranche B

Issuer:	      Company

Guarantors:   Each member of the Note Guarantor Group and the
              Additional Guarantors shall deliver a joint and several guaranty of the B Notes which shall provide for payment of all amounts when due directly to the Paying Agent without any demand being made by the holders.

Paying Agent: The Bank of New York or such other institution named by the Note Guarantor Group and satisfactory to the Steering Group, the Supporting Banks and the Company, which is not an affiliate of the Company. Payments on the B Notes shall be made by the Note Guarantor Group directly to the Paying Agent. The Note Guarantor Group shall determine among themselves the relative allocation of such payments from time to time.

Security:     A ratable interest in the Collateral.

Principal Amount: An amount for each holder of Unsecured Bond Debt equal to 85% of the outstanding principal amount of such holder's Unsecured Bond Debt, for a total of approximately $433,785,600.

Interest:     Fixed interest rate, payable quarterly in accordance
              with the following grid:

                    Year             Per Annum rate
		    2005		  7.50%
		    2006		  8.50%
		    2007		  9.50%
                    2008		  9.50%
                    2009		  9.50%
                    2010		  9.50%
                    2011		  9.50%
                    2012		  9.50%


Maturity Date:	December 31, 2012.

Amortization:	Bullet maturity.

Mandatory Redemption:	As more fully set forth in Section IV below.
                        Such redemptions of B Notes shall be subject to call protection at 104% of principal amount for calendar year 2006, declining 1% per annum thereafter to par; provided, however, that mandatory redemptions from Excess Cash shall not be subject to call protection and shall be made at par.

Optional Redemption:	No optional redemption available until December
                        31,2005. Thereafter, redemption available subject to (a) call protection at 104% of principal amount for calendar year 2006, declining 1% per annum thereafter to par and (b) equal and ratable redemption of A Loans.

Affirmative Covenants:	See Schedule III.

Negative Covenants:	See Schedule III.

Financial Covenants:	None.

Representations and Warranties:	Shall be drafted in a manner usual and
                                customary for a public bond deal.

Events of Default:  The following, which shall be drafted in a manner usual and customary for a public bond deal:
                    nonpayment of principal when due (no grace period); nonpayment of interest, fees or other amounts (30 day grace period); material inaccuracy of representations and warranties; violation of covenants (subject to grace periods to be agreed); cross-default (see below); bankruptcy events; one or more judgments aggregating more than $15,000,000 (to the extent not covered by insurance), excluding judgments (other than Qualified Judgments) in respect of Referenced Claims, shall at any time be in existence and remain unpaid for more than five Business Days; and actual or asserted invalidity of any guarantee, security document, or security interest.

                    The cross-default provision shall include:

	            (a) payment Event of Default under the A Loans;

	            (b)	any other Event of Default under the A Loans
                        which has not been remedied or waived within 90 days from the date an officer provided
                        (or is required to provide) notice thereof to the trustee provided that if any waiver of such Event of Default is granted by the holders of the A Loans prior to any remedial action being taken by holders of the B Notes (unless such remedial action is an acceleration which has been rescinded), the cross-default in respect thereof shall be automatically waived, provided, however, that no waiver granted by the holders of the A Loans in respect of a breach of the Referenced Claim Covenant shall effect a waiver under the B Notes; and

                    (c) acceleration of any indebtedness of the Company
                        or the Note Guarantor Group in aggregate outstanding principal amount in excess of $15 million. Acceleration shall occur upon a vote of 25% in principal amount of the B Notes outstanding (or automatically upon a bankruptcy Event of Default), which may be rescinded within 60 days by a vote of the holders of 51% in principal amount of the B Notes outstanding if the triggering Event of Default has been cured or waived.

Equal and Ratable      In the event that, at any time after closing,
Enhancement:           the holders of the A Loans receive in exchange
                       for waivers or amendments granted with respect to the A Loans any (a) additional liens securing the A Loans, (b) additional guarantees of the A Loans or (c) fees, then, in any such case, the holders of the B Notes shall be entitled to receive the same, on an equal and ratable basis,based on then outstanding principal amounts.

Trustee: The Bank of New York or such other institution as is mutually acceptable to the Company and the Steering Group.

Subtranches: None.

Transfer Restrictions:	Proposed to be issued pursuant to exemption
                        provided by Section 3(a)(9) of the Securities Act of 1933 and, accordingly, should be free of any resale restrictions imposed by the U.S. federal securities laws.

IV.   Treatment of Asset Sales, Insurance Proceeds, Excess Cash and
      Equity Issuances

Asset Sales:  On the Closing Date, all current and future real property and other fixed assets of the Company and the Note Guarantor Group shall be subject to a Mexican mortgage securing the Restructured Debt on a pro-rata basis. Treatment of the Proceeds of Stock or Certain Assets of Ponderosa Industrial de Mexico, S.A. de C.V. ("Ponderosa").If the Company shall sell the stock or the assets of Ponderosa constituting that property, plant,and equipment located in Chihuahua, Mexico (the "Wood Products Division"), the proceeds from such sale shall be released to the Company for general corporate purposes. Asset Sales at Company and Note Guarantor Group. From time to time, the Company may direct the Collateral Agent to release its liens on certain assets in order to permit a member of the Note Guarantor
              Group to consummate a sale of mortgaged assets. The Collateral Agent shall receive all net proceeds of each such sale (other than the Wood Products Division,the treatment with respect to which is described above) and distribute: (a) an amount equal to 85% of the net proceeds of such asset sales to the holders of the Restructured Debt on a pro rata basis (based on then outstanding principal amounts), provided, however, that to the extent that such net proceeds, together with all net proceeds from asset sales received by the Note Guarantor Group during such fiscal year, do not exceed $20,000,000 in the aggregate, the Collateral Agent shall, upon request, distribute such proceeds to the Company or relevant member of the Note Guarantor Group so long as such net proceeds are re-invested (or contractually committed to be re-invested) in replacement assets of the Note Guarantor Group within 180 days of the consummation of such sale; and (b) an amount equal to 15% of the net proceeds of such asset sales to the relevant member of the Note Guarantor Group. Sales of Subsidiary Stock (other than Shares of members of the Note Guarantor Group) by Company. All net cash proceeds of any sale of the stock of a subsidiary of the Company which is not a member of the Note Guarantor Group
              (or the sale of all or substantially all of the assets of a subsidiary of the Company which is not a member of the Note Guarantor Group) shall be distributed to the holders of the Restructured Debt on a pro rata basis (based on then outstanding principal amounts).
              Sales of Shares of Note Guarantor Group. Not permitted, other than shares of Ponderosa as provided for above.

Insurance Proceeds: Upon the receipt by the Company or any member of the Note Guarantor Group of net proceeds from any insurance policy covering the Collateral, such amounts shall be promptly delivered in the form received to the cllateral Agent, who shall distribute:(a) an amount equal to 85% of such net insurance proceeds to the holders of the Restructured Debt on a pro rata basis (based on then outstanding principal amounts), provided, however,that to the extent that such net insurance proceeds,together with all net insurance proceeds in respect of Collateral received by the Note Guarantor Group during such fiscal year, do not exceed $40,000,000 in the aggregate, the Company shall not be required to deliver any such proceeds to the Collateral Agent and, to the extent such payments are delivered to the Collateral Agent, the Collateral Agent shall,upon request,distribute such net insurance proceeds to the Company or relevant member of the Note Guarantor Group so long as such net proceeds are re-invested (or contractually committed to be reinvested) in replacement assets of the Note Guarantor Group within 180 days of the receipt of such proceeds by the Company or the relevant member of the Note Guarantor Group;and (b) an amount equal to 15% of such net insurance proceeds to the relevant member of the Note Guarantor Group.

Excess Cash Sweep: Starting in 2006, the Company shall make quarterly payments with Excess Cash, as follows:1) first, 100% of Excess Cash shall be used to fund the DSRA until the amount on deposit in the DSRA on such date is equal to the aggregate scheduled amount of principal and interest on the Restructured Debt fo the period of six months immediately following such date,assuming for such purpose that the then outstanding LIBOR rate will remain constant for such period;2) second, to the extent that amounts of Excess Cash remain after funding the DSRA in accordance with the immediately preceding clause 1,
                   (a) 80% of such excess amounts shall be distributed to the holders of the Restructured Debt on a pro ata basis (based on then outstanding principal amounts), with such prepayments to be applied to reduce remaining installments of principal in inverse order of maturity and (b) 20% of such excess amounts shall be retained by the Company and the Note Guarantor Group (such amount, for any fiscal quarter, the "Company Portion of Excess Cash").

Equity Issuances:  Equity Issuances at the Company and the Note
                   Guarantor Group. The Company and the members of the Note Guarantor Group may issue equity at fair market value, provided that (a) an amount equal to 85% of the net proceeds of any such issuances shall be paid to the holders of the Restructured Debt on a pro rata basis (based on then outstanding principal amounts), and (b) an amount equal to 15% of the net proceeds of such equity issuance shall be distributed to the Company or the relevant member of the Note Guarantor Group, as the case may be.

V.Debt Service Reserve Account

  The Company will open one or more accounts in Mexico with commercial or investment banks of recognized standing selected by the Company (such ccount, the "DSRA"). The Company will, and will cause the Note Guarantor Group to, on a quarterly basis, within 30 days after the delivery of the financial statements for each fiscal quarter ending after the Closing Date, deposit all cash and Cash Equivalents that the Company and the Note Guarantor Group hold outside of the DSRA as of the end of such fiscal quarter, to the extent such funds exceed $20,000,000 in the aggregate for the Company and the Note Guarantor Group; provided that neither the Company nor the Note Guarantor Group shall have any obligation to deposit any cash or Cash Equivalents in the DSRA if the amount on deposit in the DSRA is at least equal to the aggregate scheduled amount of principal and interest on the Restructured Debt for the six months immediately following the date of such deposit (determined assuming that the then outstanding LIBOR rate will remain constant throughout such period). The DSRA will be subject to a security arrangement mutually satisfactory to the Company, the Steering Group and the Supporting Banks, provided that:

  1) The Company and the Note Guarantor Group will at any time and from time to time be permitted to withdraw funds from the DSRA upon the delivery of a certificate of a responsible officer stating that such amounts will be used to make debt service payments on the Restructured Debt (whether or not an Event of Default shall be in existence) and that the ending cash on hand of the Company and the Note Guarantor Group outside of the DSRA after giving effect to such payment would be less than $20,000,000. The amount that can be withdrawn from the DSRA is the amount required to replenish the cash balance outside of the DSRA of the Company and the Note Guarantor Group to $20,000,000 on a pro-forma basis after such debt service payment;

 2) The Company and the Note Guarantor Group will at any time and from time to time (whether or not an Event of Default shall be in existence, but, in any event, no more than once per calendar month) be permitted to withdraw funds from the DSRA upon the delivery of a certificate of a responsible officer stating that the amount of cash and Cash Equivalents then held outside of the DSRA by the Company and the Note Guarantor Group is less than $20,000,000, provided that, immediately after giving effect to such withdrawal, the aggregate amount of cash and Cash Equivalents then held by the Company and the Note Guarantor Group outside of the DSRA does not exceed $20,000,000; and

 3) Funds on deposit in the DSRA can only be distributed to the Collateral Agent upon a payment default under the New Debt Documents (other than a payment default caused by an acceleration of any of the Restructured Debt, provided, however, that the failure to make scheduled principal or interest payments following any such acceleration shall allow the funds on deposit in the DSRA to be distributed to the Collateral Agent in order to make such payments).

VI. Conditions Precedent to Restructuring

   The consummation of the Restructuring shall be conditioned upon, without limitation, the following:

   Restructuring Documentation. The Restructuring Documents shall be in a form satisfactory to the Company and its advisors and the Unsecured Creditors executing the Plan Support Agreement and their advisors.

   Secured Debt. All documentation related to the Secured Debt shall continue in its present form, and the Company shall represent that the terms of such debt are not in any way inconsistent with the terms of the New Debt Documents.

   Intercompany Loans.  Upon emergence from the Concurso Process,
   (i) all existing intercompany loans shall be subordinated to the Restructured Debt and all intercompany loans held by the Company and the Note Guarantor Group shall be pledged as collateral for the Restructured Debt and (ii) voting proxies (or endorsements, or such other documentation as shall be acceptable to the Unsecured Creditors and their counsel) for all existing intercompany loans shall be delivered to the Collateral Agent so that such loans may be voted by the holders of the Restructured Debt in a bankruptcy or concurso mercantil proceeding in a manner reasonably satisfactory to the Unsecured Creditors and their advisors.

   Collateral. All (i) real property and other fixed assets of the Company and the Note Guarantor Group and (ii) capital stock of McKinley and Pipsamex shall be pledged to the Collateral Agent for the benefit of the holders of the Restructured Debt in a manner reasonably satisfactory to the Unsecured Creditors and their advisors.The DSRA shall be subject to a security arrangement mutually satisfactory to the Company, the Steering Group and the Supporting Banks.

   Grant of Equity. The Company shall issue 17% (less a de minimis amount of 3,071 shares) of the Series B common equity of the Company on a fully diluted basis in the form of local shares,to be distributed to the holders of the Unsecured Debt on a pro-rata basis (based on the Claims of the Unsecured Creditors), in consideration for (i) accrued and unpaid interest on their respective Unsecured Debt and (ii) 15% of the principal amount of such Unsecured Debt. Such Series B shares shall be registered with the Mexican Stock Registry (Registro Nacionalde Valores) maintained by the Mexican securities regulatory authority (ComisiOn Nacional de Valores) and listed on the Mexican Stock Exchange (Bolsa Mexicana de valores).

   Closing Date Payment. The Company shall pay to each Unsecured Creditoran amount equal to the product of (i) the principal amount of Restructured Debt held by such Unsecured Creditor,
   (ii) the Calculation Rate and (iii) the quotient of (x) the number of calendar days elapsed between January 1, 2005 and the Closing Date and (y) 360. The "Calculation Rate" means a per annum rate equal to (i) for each holder of A Loans, LIBOR plus 2.75% and (ii) for each holder of B Notes, 7.50%.

   Restructuring Expenses. The Company shall pay all reasonable and customary expenses of the Steering Group and the Supporting Banks in connection with the Restructuring, including the reasonable fees and expenses of such parties' approved legal and financial advisors.

   Debt Service Reserve Account. The Debt Service Reserve
   Account shall be funded in the manner set forth above.

VII. Certain Intercreditor Issues

     Collateral Voting Issues. Foreclosure and other decisions relating to the collateral shall be determined by the holders of 66-2/3% of the aggregate outstanding principal amounts of Restructured Debt (on a combined basis) then outstanding.

     Negative Pledge. The negative pledge with respect to any Tranche may only be amended or waived upon a vote of 75% of the outstanding principal amounts of such Tranche.

     Collateral Agent. The Collateral Agent shall be any Mexican bank, any Mexican subsidiary of a non-Mexican bank, or any other financial institution with authority to operate as a bank in Mexico, acceptable to the Company, the Steering Group and the Supporting Banks.

VIII. Documentation

     The Company's legal advisors shall draft Concurso Proceeding the filing materials. The Steering Group's legal advisors shall draft the financing documentation relating to the B Notes and all intercreditor documentation.
     The Bank Creditors'legal advisors shall draft the financing documentation relating to the A Loans. Mexican security documentation shall be drafted by the Steering Group's Mexican counsel.

IX.  Exchange Rate Convention

     With respect to accounting terms required to be measured in Dollars but stated in a currency other than Dollars, (i) balance sheet items shall be converted into Dollars at the exchange rate in effect on the date as of which such balance sheet item was determined and (ii) income statement items shall be converted into Dollars at the average exchange rate in effect during each fiscal quarter for which such income statement item was determined.

X.  Implementation

    Through the confirmation of the Plan in the Concurso Proceeding.


                           Definitions

"ACD" means AdministraciOn Corporativa de Durango, S.A. de C.V.

"Actual Days of Accounts Receivable" means, as of the last day of any fiscal quarter of the Company ending after December 31, 2005, the product of (i) 365 and (ii) the quotient of (x) the amount of accounts receivable for the Company and Note Guarantor Group on such date, measured in Dollars and (y) net sales for the Company and theNote Guarantor Group for the period of four consecutive fiscal quarters ending on such date (taken as one accounting period),measured in Dollars.

"Actual Days of Inventory" means, as of the last day of any fiscal quarter of the Company ending after December 31, 2005, the product of (i) 365 and (ii) the quotient of (x) the Measurement Inventory of the Company and Note Guarantor Group on such date, measured in Dollars and (y) the cost of goods sold for the Company and the Note Guarantor Group for the period of four consecutive fiscal quarters ending on such date (taken as one accounting period), measured in Dollars.

"Additional Guarantors" means Compania Norteamericana de
Inversiones en Celulosa y Papel, S.A. de C.V., Durango
Internacional, S.A. de C.V., Durango International, Inc.,
Reciclajes Centauro, S.A. de C.V. and Porteadores de Durango,
S.A. de C.V.

"Administrative Agent" means the administrative agent referenced in Section II of this Term Sheet.

"Aggregate Company Portion of Excess Cash" means, at any time, the difference between (i) the aggregate of the Company Portions of Excess Cash from the Closing Date through such time and (ii) the aggregate amount of consideration paid by the Company and the Note Guarantor Group from the Closing Date through such time for purchases of Restructured Debt permitted under the "Repurchases of Restructured Debt" covenant.

"Change of Control" means that (a) the existing control group of shareholders shall cease to control the Company, or (b) the Company shall cease to control any member of the Note Guarantor Group. The particulars of this definition, including the definition of "control" shall be negotiated during documentation.

"Claim" means, for each Unsecured Creditor, the amount of such Unsecured Creditor's Principal Claim plus such Unsecured Creditor's Interest Claim.

"Closing Date" means the date upon which all the conditions precedent set forth in Section VI shall have occurred and the New Debt Documents are issued.

"Collateral Agent" means the collateral agent referenced in Section
 VII of this Term Sheet.

"Concurso Proceeding" means the concurso mercantil proceeding filed by the Company on May 18, 2004 in Durango, Mexico.

"Dollars" and the symbol "$" each mean the lawful currency of the United States of America.

"Durango Georgia Claimsv means the claims alleged against the Company by The Official Committee of Unsecured Creditors of Durango-Georgia Paper Company, Durango-Georgia Converting Corp., and Durango-Georgia Converting LLC in the Name of and Behalf of the Bankruptcy Estates of Durango-Georgia Paper Company, Durango-Georgia Converting Corp, and Durango-Georgia Converting, LLC in its Complaint filed on April 2 2004, in Adversary Proceeding No. 04-2070 (arising in or related to Bankruptcy Case No. 02-21669) before the United States Bankruptcy Court for the Southern District of Georgia, Brunswick Division.

"EBITDA" means, with respect to any Person for any fiscal quarter, the sum (calculated in Pesos and subsequently converted into Dollars) of:

(a)	operating income during such period of such Person;

(b)	to the extent deducted in determining such operating
        income for such period, the sum of:

  (i)	depreciation,

  (ii)	amortization,

  (iii)	any other non-cash charges (including inflation adjustments
        of the initial inventory included in the determination of the cost of sales, reserves made for doubtful accounts and for contingencies arising in connection with litigation, and non?cash effect on sales of fixed assets) other than any such non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period,

  (iv)	the aggregate amount of all cash severance payments actually made by such Person in cash,

  (v)	taxes paid or payable by such Person, and

  (vi)	non?cash charges incurred by such Person in connection with
        pension plans; and

(c)	the aggregate amount of interest income accrued during such
        period by such Person.

"Excess Cash" means, as of the last day of any fiscal quarter of the Company ending after the Closing Date, the greater of (a) Minimum Excess Cash and (b) the sum of (i) the Measurement Accounts Payable Deficiency at such date, (ii) the Measurement Excess Inventory Level at such date, (iii) the Measurement Excess Accounts Receivable Level at such date, (iv) the McKinley Excess Cash on Hand and (v) the aggregate balance of all Cash and Cash Equivalents (excluding amounts on deposit in the DSRA) then held by the Company and the Note Guarantor Group in excess of the amount shown below opposite such fiscal quarter:

        Fiscal Quarter Ending	                Amount (US$)

	December 31, 2005	                $32,000,000
	March 31, 2006	        		$65,200,000
	June 30, 2006				$65,200,000
	September 30, 2006			$65,200,000
	December 31, 2006			$35,200,000
	March 31, 2007				$61,000,000
	June 30, 2007				$61,000,000
	September 30, 2007			$61,000,000
	December 31, 2007			$31,000,000
	March 31, 2008 and each of              $50,000,000
        the first three fiscal
        quarters of each fiscal
        year thereafter
	December 31, 2008 and each of 		$20,000,000
        the last fiscal quarters of
        each fiscal year thereafter

"EYEMEX'" means Envases y Empaques de Mexico, S.A. de C.V., a wholly-owned subsidiary of the Company.

"HG Estate Claim" means all claims asserted by HG Estate, LLC against the Company and its affiliates, including those arising under that certain 10% promissory note due December 17, 2002 issued by the Company to HG Estate, that certain 13% promissory note due April 1, 2003 issued by the Company to HG Estate, and that certain 10% promissory note due December 17, 2004 issued by the Company to HG Estate and St. Marys Railroad Corporation.

"Indebtedness" means, for any Person, without duplication:
(a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of assets or services, other than trade accounts payable arising, and expenses incurred, in the ordinary course of business so long as such trade accounts payable are no more than 60 days past due (but, in any event, are payable no more than one year after the date on which the respective goods are delivered or the respective services are rendered); (c) obligations of others secured by a lien on the assets of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, provided that, if not assumed, the amount of such Indebtedness shall be the lesser of (i) the fair market value of the assets secured by such lien at such date of determination and (ii) the amount of the obligations secured; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, net of any cash deposits securing the same; (e) capital lease obligations of such Person; and (f) obligations of others of the type described in clauses (a) through (e) above guaranteed by such Person.
The amount of Indebtedness of any Person at any date shall be the outstanding principal balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided, that (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtednessless the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Mexican GAAP, and (ii) Indebtedness shall not include (A) any liability of such Person for federal, state, local or other taxes of any jurisdiction or (B) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds,performance bonds or similar arrangements securing any obligations of the Company or any Guarantors pursuant to such agreements, in any case incurred in connection with any disposition of assets(other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the assets subject to the disposition for the purpose of financing the acquisition of such assets), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any member of the Note Guarantor Group in connection with such disposition.
For the purposes of computing the amount of Indebtedness outstanding at any time, all items shall be excluded to the extent that they would be eliminated as intercompany items for purposes of such Person's consolidated financial statements.

"Interest Claim" means, for each Unsecured Creditor, the amount of interest owed to such Unsecured Creditor on the Closing Date in respect of Unsecured Bank Debt and Unsecured Bond Debt prior to giving effect to the Restructuring.

"Los Cuatro" means, collectively, (a) Compania Papelera de Atenquique, S.A. de C.V., (b) Ponderosa Industrial de Mexico, S.A. de C.V.,
(c) Empaques de Carton Titan, S.A. de C.V. and (d) Industrias
Centauro, S.A. de C.V.

"Mandatory Prepayments" means mandatory prepayments of the Restructured Debt as contemplated by Section IV of the Term Sheet.

"Measurement Accounts Payable Deficiency" means, as of the last day of any fiscal quarter of the Company ending after December 31, 2005, the positive difference, if any, between (i) $53,500,000 and (ii) the aggregate amount of accounts payable and accrued liabilities (excluding amounts relating to interest and taxes) of the Company and the Note Guarantor Group (the "Measurement Accounts Payable") on such date, measured in Dollars. It is understood that, as of any date of determination, if the Measurement Accounts Payable equal or exceed $53,500,000, the Measurement Accounts Payable Deficiency shall be zero.

"Measurement Excess Accounts Receivable Level" means, as of the last day of any fiscal quarter of the Company ending after December 31, 2005, the product of (i) the positive difference, if any, between
(x) the Actual Days of Accounts Receivable and (y) 120 and (ii) the quotient of (x) total accounts receivable for the Company and the Note Guarantor Group on such date, measured in Dollars and
(y) the Actual Days of Accounts Receivable. It is understood that, as of any date of determination, if the Actual Days of Accounts
Receivable is less than or equal to 120, the Measurement Excess Accounts Receivable Level shall be zero.

"Measurement Excess Inventory Level" means, as of the last day of any fiscal quarter of the Company ending after December 31, 2005, the product of (i) the positive difference, if any, between Actual Days of Inventory and 75 and (ii) the quotient of (x) the Measurement Inventory of the Company and Note Guarantor Group on such date, measured in Dollars and (y) the Actual Days of Inventory. It is understood that, as of any date of determination, if the Actual
Days of Inventory is less than or equal to 75, the Measurement
Excess Inventory Level shall be zero.

"Measurement Inventory" means total inventory, excluding spare parts to the extent included in determining total inventory.

"McKinley" means Durango McKinley Paper Company, a New Mexico corporation which is a wholly-owned subsidiary of the Company.

"McKinley Excess Cash on Hand" means, as of the last day of any fiscal quarter of the Company ending after December 31, 2005, the positive difference, if any, between (i) actual cash on hand at McKinley on such date and (ii) $3,000,000. It is understood that if actual cash on hand at McKinley at any time is less than or equal to $3,000,000, "McKinley Excess Cash on Hand" shall be zero at such time.

"Mexican GAAP" means, as of any date of determination, generally accepted accounting principles that are applicable in Mexico as of such date of determination.

"Minimum Excess Cash" means (i) as of the end of each of the first three fiscal quarters of each fiscal year, zero and (ii) as of the last fiscal quarter of each fiscal year, the product of (x) 2/3 and
(y) the positive difference, if any, between EBITDA of the Company a nd the Note Guarantor Group on a Partially Consolidated Basis and $150,000,000. It is understood that, as of the end of any fiscal year,if EBITDA of the Company and the Note Guarantor Group on a Partially Consolidated Basis is less than or equal to $150,000,000,

"Minimum Excess Cash" shall be zero for such fiscal quarter.

"Net Income" means, as to any Person for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains but including extraordinary losses) which would be included as net income on the consolidated financial statements of such Person for such period.

"Note Guarantor Group" means, collectively, ACD, EYEMEX, Los Cuatro and all subsidiaries of ACD, EYEMEX and Los Cuatro.

"Partially Consolidated" means, with respect to any financial statements of the Company and the Note Guarantor Group, financial statements of such Persons prepared on a consolidated basis in accordance with Mexican GAAP, but with the assumption that the members of the Note Guarantor Group are the only Subsidiaries of the Company.

"Paying Agent" means an institution satisfactory to the Unsecured
Creditors and the Company, which shall not be an affiliate of the Company, and which shall act in the manner contemplated by the Term Sheet.

"PBGC Claims" means those claims filed by the Pension Benefit
Guaranty Corporation in Bankruptcy Case No. 02-21669 before the
United States Bankruptcy Court for the Southern District of
Georgia, Brunswick Division, and any claims by the Pension Benefit Guaranty Corporation related thereto or arising therefrom.

"Pipsamex" means Grupo Pipsamex, S.A. de C.V., a company organized under the laws of Mexico which is a substantially wholly-owned subsidiary of the Company.

"Plan" has the meaning provided in Section I of this Term Sheet.

"Plan Support Agreement" means that certain support agreement between the Company and certain of the Unsecured Creditors executed in connection with this Term Sheet.

"Principal Claim" means, for each Unsecured Creditor, the amount of principal owed to such Unsecured Creditor in respect of Unsecured
Bank Debt and Unsecured Bond Debt prior to giving effect to the Restructuring.

"Qualified Judgment" means a judgment or order against the Company or a Note Guarantor in respect of a Referenced Claim that has been duly entered by (i) a Mexican court of competent jurisdiction or
(ii) a court of competent jurisdiction outside of Mexico, and (x) such judgment has been duly and finally recognized for enforcement in Mexico by a Mexican court of competent jurisdiction or (y) a Mexican court of competent jurisdiction has granted a pre-judgment attachment (embargo precautorio) of assets of the Company or a Note Guarantor in Mexico in respect of such judgment.

"Referenced Claim" means any of the PBGC Claims, the HG Estate Claim and the Durango Georgia Claim.

"Restructuring Documents" means the New Debt Documents, the intercreditor documentation, the security documentation, the Plan and all documents executed in connection therewith.

"Secured Debt"means secured debt with respect to which the Company or its subsidiaries are obligors or guarantors, which is identified under clause (A) on Schedule II.

"Steering Group" means the steering group of the ad hoc committee of bondholders of the Company.

"Supporting Banks" means Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, California Commerce Bank, Banc of
America Securities LLC, Bank of America, N.A. and JPMorgan Chase Bank.

"Term Sheet" means the Term Sheet to which this Schedule I is attached, which term shall include this Schedule and all other Schedules thereto.

"304 Proceeding" means the ancillary proceeding commenced by the Company under section 304 of the United States Bankruptcy Code, 11 U.S.C. sec. 101 et seq., on May 21, 2004 before the United States
Bankruptcy Court for the Southern District of New York.

"Unsecured Bank Debt" means unsecured bank debt of the Company and its subsidiaries identified under clause (C) on Schedule II.

"Unsecured Bond Debt" means unsecured bond debt of the Company and its subsidiaries identified under clause (D) on Schedule II.

"Unsecured Creditor" means a holder of Unsecured Debt.

"Unsecured Debt" means unsecured debt of the Company and its subsidiaries identified under clause (B) on Schedule II.


             Schedule of Existing Indebtedness
              (Pro Forma as of June 30, 2004)

A. Secured Debt


Creditor            Principal Amount     Debtor(s)                                        Company Guaranty
Arrendadora B of A      $6.5mm	         Corporacion Durango, S.A de C.V.	              N/A
Bancomext	        $73.5mm 	 Grupo Pipsamex, S.A. de C.V.;                        Yes
                                         Productora Nacional de Papel, S.A. de C.V.;
                                         Fabrica Mexicana de Papel, S.A. de C.V.

Bank of Albuquerque	$16.0mm	         Durango McKinley Paper Company	                      No
GE Capital Leasing	$7.7mm	         Empaques de Carton Titan, S.A. de C.V.	Yes
GE Capital Leasing	$5.7mm	         Lineas Aereas Ejecutivas de Durango, S.A. de C.V.    Yes
Nafinsa	                $0.2mm	         Compania Papelera de Atenquique, S.A. de C.V.	      No
AKA/Commerz Bank	$9.9mm	         Ponderosa Industrial de Mexico, S.A. de C.V.	      Yes

Total Secured Debt
(principal only)	$119.5mm


B.  Unsecured Debt

	Creditor	          Principal Amount

	2003 Notes			$18.2mm
	2006 Notes			$301.7mm
	2008 Notes			$10.4mm
	2009 Notes			$175.0mm
	Banamex	        	        $80.4mm
	Bank of America, N.A.	        $19.0mm
	Banc of America Securities LLC	$2.0mm
	Deutsche Bank AG		$1.0mm
	JPMorgan Chase Bank		$5.0mm
	California Commerce Bank	$24.2mm
	JPMorgan L/C			$5.0mm
	JPMorgan ECP			$5.0mm

	Total Unsecured Debt
        (principal only)		$646.9mm



C.  Unsecured Bank Debt

	Creditor		  Principal Amount

 	Banamex				$80.4mm
	Bank of America, N.A.		$19.0mm
	Banc of America Securities LLC	$2.0mm
	Deutsche Bank AG		$1.0mm
	JPMorgan Chase Bank		$5.0mm
	California Commerce Bank	$24.2mm
	JPMorgan L/C			$5.0mm

	Subtotal (principal only)	$136.6mm


D.  Unsecured Bond Debt
	Creditor		  Principal Amount

	2003 Notes			$18.2mm
	2006 Notes			$301.7mm
	2008 Notes			$10.4mm
	2009 Notes			$175.0mm
	JPMorgan ECP			$5.0mm

	Subtotal (principal only)	$510.3mm



Schedule III

Affirmative, Negative and Financial Covenants for the New Debt Documents Covenants for the A Loans shall be drafted in a manner usual and customary for a private banking transaction, and covenants for the B Notes shall be drafted in a manner usual and customary for a public bond transaction. Such covenants for the New Debt Documents shall apply to the Company and each member of the Note Guarantor Group and shall include the following:


Affirmative Covenants: The following affirmative covenants shall apply to all Restructured Debt, unless otherwise indicated:

	               Financial reporting. All Notes. Company shall deliver quarterly (within 60 days after the end of each quarter) and annual (within 120 days after the end of each year) financial information for the Company and its subsidiaries on a consolidated basis, the Company and the Note Guarantor Group on a partially consolidated basis (as agreed among the Company and the Unsecured Creditors), and the Company on an unconsolidated basis. Annual statements shall be audited. Annual and quarterly statements shall be prepared in constant pesos for the current period and the same period prior year and accompanied by a certificate from the chief financial officer of the Company stating that (i) no Event of Default occurred or exists, and (ii) such financial statements fairly present in all material respects the operations and financial condition of the Company and its subsidiaries on a consolidated basis, the Company and the Note Guarantor Group on a partially consolidated basis (as agreed among the Company and the Unsecured Creditors), and the Company on an unconsolidated basis, as the case may be.Additional financial reporting requirements shall include (i) 6K and 20F reporting, (ii) quarterly press releases, and
                       (iii) segment disclosure (volume, net sales, unit prices, unit cost and EBITDA) for Paper, Packaging and Other.A Loans Only.

                       Additional financial reporting shall include, without limitation, quarterly and year end reports demonstrating (with appropriate calculations) compliance with all financial covenants.

                       Tranche A will also contain customary
                       confidentiality provisions which would cover such information.

                       Payment of Material Taxes and Claims.
                       To be determined.

	               Continuation of Business; Maintenance of
                       Existence and Material Rights and Privileges. To be determined.

                       Compliance with Laws and Material Contractual Obligations. To be determined.

	               Maintenance of Material Property and Insurance.
                       To be determined.

                       Maintenance of Books and Records. To be determined.

	               Inspection Rights. A Loans. To be determined.
                       B Notes.  None.

	               Notices of Defaults and Other Material Events. Notices of an Event of Default under any of the Note Tranches must be given to the trustee of such Note Tranche and the Trustee of each of the other Note Tranches within 5 Business Days after the occurrence thereof.

	               Further Assurances (including with respect to security for after-acquired property). To be determined.

	               Subsidiaries.  All subsidiaries of the Note
                       Guarantor Group, including any new subsidiaries, shall be joint and several guarantors of the Restructured Debt, and shall grant liens upon their fixed assets to secure the Restructured Debt.

                       Consultants. Within six months after closing, the Company shall retain a turnaround cash management consultant and an engineering operational consultant, mutually acceptable to the Company, the Supporting Banks and the Steering Group (to the extent each such entity (other than the Company) continues to hold Restructured Debt).

	               Judgment Currency Indemnification.
                       To be determined.

                       Payment of Additional Amounts.
                       To be determined.

Negative Covenants:  The following negative covenants shall apply to all Restructured Debt, unless otherwise indicated:

                     Debt Limitation. No Indebtedness shall be incurred or permitted to exist by:

                     (a) the Company and the Note Guarantor Group other than under the New Debt Documents and existing Secured Debt, provided that the following carveouts shall apply:

                     (i)  Purchase money indebtedness and capital
                     leases.For the period from the Closing Date to the second anniversary of the Closing Date, a basket of $20,000,000 in aggregate principal amount outstanding at any time; from the second anniversary of the Closing Date to the fourth anniversary of the Closing Date a basket of $40,000,000 in aggregate principal amount outstanding at any time; and after the fourth anniversary of the Closing Date a basket of $60,000,000 in aggregate principal amount outstanding at any time, provided that at no time shall the aggregate principal amount outstanding of purchase money indebtedness exceed $20,000,000.
                     (ii) Working Capital. A basket of $20,000,000 in aggregate principal amount outstanding at any time (which may be secured by inventory or receivables as set forth below).
                     (iii) Acquired Indebtedness.  A basket of
                     $10,000,000 in aggregate principal amount outstanding at any time for indebtedness of acquired companies or assets purchased subject to security interests.
                     (iv) Refinancings. Refinancings of existing
                     Secured Debt which do not increase the principal amount thereof or increase the collateral in connection therewith; and permitted refinancings of any Tranche of Restructured Debt in amounts which do not exceed the principal amount refinanced,provided that no refinancing (or any replacement thereof) shall contain terms more onerous to the remaining New Debt Documents than the terms of the Tranche being refinanced.
                     (v) Itercompany Loans. Loans among the Company and its subsidiaries (including the indebtedness created where a member of the Note Guarantor Group makes a payment under a guaranty of Debt of the Company permitted hereby); provided that such loan is subordinated to the Restructured Debt, the relevant creditor has granted a voting proxy (or endorsements,or such other documentation as shall be acceptable to the Unsecured Creditors and their counsel) to the Collateral Agent for the benefit of the Restructured Debt, and in the case of creditors who are members of the Note Guarantor Group, the promissory Note is pledged to secure the Restructured Debt.
                     (vi) Statutory bonds; etc. A customary carve-out shall be provided for bonds and letters of credit supporting statutory obligations or judicial actions.
                     (vii) Hedging. Indebtedness occurred as a bona fide hedge against interest rate, currency exchange rate or commodity price fluctuations (and not for speculative purposes).
                     (viii) Trade Indebtedness (including trade letters of credit). Trade indebtedness (including trade letters of credit) will not be limited so long as it is incurred in the ordinary course and on ordinary terms.

                     (b) Pipsamex other than Indebtedness existing on the Closing Date (and refinancings thereof) and additional Indebtedness not to exceed $15,000,000 in aggregate principal amount outstanding at any time.

                     (c) McKinley other than Indebtedness existing on the Closing Date (and refinancings thereof) and additional Indebtedness not to exceed $10,000,000 in aggregate principal amount outstanding at any time.


	             Negative Pledge. Neither the Company nor any Note Guarantor shall create, incur, assume or suffer to exist any lien with respect to its property; provided that the following shall be allowed: (i) existing liens securing existing Secured Debt, (ii) liens securing debt permitted by subclauses (i) through
                     (viii) of clause(a) of the debt covenant above,
                     (iii) liens arising by operation of law,
                     (iv) liens on cash deposits permitted
                     pursuant to subclause (vi) of clause (a) above,
                     (v) liens securing trade letters of credit and liens in the nature of purchase money liens securing trade indebtedness, and (vi) other customary exceptions to be agreed.


	             Restricted Payments. There shall be no dividends, redemptions or like payments (i) from the Company;
                     or (ii) to the Company from the Note Guarantor Group,except for amounts necessary to pay the Note Guarantor Group's portion of certain classes of expenses including corporate overhead, taxes, regulatory costs, audit fees, etc.) at the Company level. Loans by members of the Note Guarantor Group to the Company may be made in lieu of permitted restricted payments, and shall be limited to permitted restricted payment amounts and Indebtedness of the Company to a Note Guarantor arising in respect of such Note Guarantor's payment under its guaranty of the Restructured Debt or any other guaranty of debt allowed under the debt covenant. There shall be no other loans made by any member of the Note Guarantor Group to any entities outside the Note Guarantor Group, or any payments made on any intercompany loans owed by the Company or members of the Note Guarantor Group held by affiliates of the Company outside the Note Guarantor Group in violation of the subordination provisions applicable thereto, except for payments the entire amount of which are immediately re-lent to the party making such payment or as otherwise specifically agreed in documentation.

	             Investments and Acquisitions.
                     To be determined.

                     Transactions with Affiliates.
                     No non-arms-length transactions with affiliates by the Company or the Note Guarantor Group, with exceptions for transactions (i) not involving the Company and otherwise wholly within the Note Guarantor Group, (ii) involving the Company, so long as the non-arms length benefit flows downstream from the Company to the Note Guarantor Group (and any such non arms' length transfer price may not be used as a "market" price for any determination hereunder), and (iii) as provided in clause (ii) of the Restricted Payments limitation.

	             Capital Expenditures.
                     A Loans. Limitations on capital expenditures by the Company and the Note Guarantor Group of $12,000,000 annually, with the ability to rollover unused amounts for a maximum of one year
                     (but only after exhaustion of current
                     year amounts).B Notes.   Limitations on capital
                     expenditures by the Company and the Note Guarantor Group of $24,000,000 annually, with no ability to rollover unused amounts.

                     Mergers and Consolidations.  To be determined.

	             Sales of Assets by the Company and Note Guarantor
                     Group.
                     Assets other than Stock of Subsidiaries. None, except (i) sales in the ordinary course of business,
                     (ii) dispositions of worn out or obsolete equipment,
                     (iii) sales of the Company or any Note Guarantor Group assets the proceeds of which are applied in accordance with Section IV of the Term Sheet,
                     (iv) sales of Company assets the proceeds of which are applied in accordance with Section IV of the Term Sheet, and (v) a $1,000,000 annual basket.

                     Subsidiary Stock.The Company shall not sell the stock of its subsidiaries, except sales of stock of non-Note Guarantor Group subsidiaries, all of the proceeds of which are applied in accordance with
                     Section IV of the Term Sheet. Sales of stock of any member of the Note Guarantor Group are prohibited.

                     No Changes in Lines of Business by the Company and Note Guarantor Group. To be determined.

	             No Changes in Fiscal Year. A Loans only.

                     Restrictions on Prepayment of other Debt
                     A Loans.
                     No full or partial optional prepayment of B Notes without equal and ratable prepayment of A Loans. B Notes.
                     No full or partial optional prepaymentof A Loans without equal and ratable prepayment of B Notes.

	             Intercompany Loans.  Loans described in clause
                     (vi) of the Debt Limitation covenant above are permitted. Other intercompany loans are allowed provided they comply with the debt covenant and all other negative covenants.

	             Equity Issuances. Equity issuances by the Company or any member of the Note Guarantor Group shall be allowed (x) so long as such issuances are at fair market value, (y) the proceeds from such issuances are applied in accordance with Section IV of the Term Sheet, and (z) with respect to issuances by a member of the Note Guarantor Group, such issuances do not result in a Change of Control.

                     Repurchases of Restructured Debt. The Company or any member of the Note Guarantor Group may purchase Restructured Debt, provided that all such purchased Restructured Debt shall be promptly retired or pledged (and if pledged, shall be pledged with an irrevocable voting proxy or such other documentation as shall be acceptable to the Unsecured Creditors and their counsel), and provided further that the consideration paid for any such purchase shall not exceed the Aggregate Company Portion of Excess Cash immediately prior to giving effect to such purchase.

                     Restructured Debt purchased by the Company or any affiliate of the Company shall have no voting rights, whether in bankruptcy, a concurso mercantil, or otherwise. Except as specifically provided elsewhere in this Term Sheet, all offers to purchase Restructured Debt, whether by the Company or an affiliate, shall be made via a pro-rata offer
                     (or pursuant to a tender offer) to all holders, or anonymously in a recognized trading market.

	             Settlement of Referenced Claims.
                     A Loans.
                     The Company will not settle any of the Referenced Claims (i) for an amount which, together with all amounts paid by the Company or any Note Guarantor in settlement of Referenced Claims or in respect of Qualified Judgments, shall exceed an amount agreed to in writing by the Company and the Administrative Agent or (ii) in a manner which violates the source of payment restrictions agreed to in writing by the Company and the Administrative Agent.(Such covenant,the "Referenced Claims Covenant").

                     B Notes.
                     The Company will promptly report to the Trustee any amendment, waiver or other modification of the Referenced Claims Covenant contained in the A Loans that would have the effect of increasing the maximum amount which the Company or any Note Guarantor could use to pay for settlement of Referenced Claims or Qualified Judgments.

                     Financial Covenants: Financial Covenants.
                     A Loans.
                     Financial covenants consisting of (a) debt to EBITDA ratios, (b) interest coverage ratios at levels to be determined based upon 80% of projected EBITDA in the revised business plan (which shall assume a 2% increase in LIBOR over current business plan and fully drawn debt baskets for the Company and the Note Guarantor Group) for the first four years after the Closing Date, and then 85% of the revised business plan thereafter. 45 day grace period. Financial covenants applicable to each fiscal quarter or fiscal year, as the case may be, shall be calculated with respect to the Company and its subsidiaries on a consolidated basis in accordance with Mexican GAAP, and reported together with the financial statements delivered, with respect to such period.

		     B Notes. No financial covenants.